China Housing & Land Development Inc. Announces
Third Quarter 2012 Financial Results

--Company Beats 3Q12 Revenue Guidance—

Xi’an, China – November 14, 2012 -- China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced its financial results for the quarter ended September 30, 2012.

Highlights for Q3 2012:

•	Total revenue in the third quarter of 2012 decreased 17.4% to $28.9 million from $35.0 million in the second quarter of 2012 and decreased 9.0% from $32.1 million in the third quarter of 2011.

•	Total gross floor area (“GFA”) sales were 12,773 sq. meters during the third quarter of 2012, compared to 25,908 sq. meters in the second quarter of 2012 and 19,212 sq. meters in the third quarter of 2011.

•	Average residential selling price (“ASP”) in the third quarter of 2012 was RMB 6,359, compared with RMB 5,705 in the second quarter of 2012, and RMB 7,326 in the third quarter of 2011.

•	Gross profit decreased 31.5% to $5.6 million from $8.1 million in the second quarter of 2012 and decreased 41.7% from $9.5 million in the third quarter of 2011. Third quarter 2012 gross margin was 19.2% compared to 23.2% in the second quarter of 2012 and 29.7% in the third quarter of 2011.

•	SG&A expenses as a percentage of total revenue increased to 12.9%, compared to 11.3% in the second quarter of 2012 and increased from 9.1% in the third quarter of 2011.

•	Operating income decreased 52.9% to $1.4 million from $3.1 million in the second quarter of 2012, and decreased 76.3% from $6.1 million in the second quarter of 2011.

•	Net income attributable to the Company in the third quarter of 2012 was $0.9 million, or $0.03 per diluted share.

Mr. Pingji Lu, China Housing’s Chairman, commented, “Our stronger-than-expected top line financial results and healthy average selling price trends were indicative of continued improvement in Xi’an’s real estate market. GFA sales were down sequentially largely because one core project, Puhua Phase II, was responsible for most of the revenue generation compared to past quarters when multiple projects contributed to our revenue stream. Average selling prices at our projects increased 11% to RMB 6,359 compared with RMB 5,705 in the second quarter of 2012 and each of our three projects in the third quarter showed ASP improvement.”

“As we evaluate the opportunities in our business in the coming months and quarters ahead, we expected continued improvement to our performance. In our fourth quarter, we expect our revenue performance to be better than the first three quarters of 2012 as we have two more projects scheduled to come online in a stabilized pricing environment. Looking out to 2013, we have an additional four projects under planning that are expected to commence pre-sales in the next twelve months in addition to our two new projects in the last quarter of this year. Together, these six new projects under planning represent a total of nearly 1.7 million square meters of unsold GFA. We believe the pricing environment will remain stable providing us with greater opportunities to increase our revenue and contract sales.”

Total revenue in the third quarter of 2012 decreased 17.4% to $28.9 million from $35.0 million in the second quarter of 2012 and decreased 9.0% from $32.1 million in the third quarter of 2011. In the third quarter of 2012, the majority of the Company’s revenue came from its Puhua Phase II project with additional revenue from its Puhua Phase I and JunJing III projects. Third quarter 2012 contract sales totaled $12.8 million compared to $24.8 million in the second quarter of 2012 and $21.9 million from the third quarter of 2011. Total gross floor area (“GFA”) sales were 12,773 sq. meters during the third quarter of 2012, compared to 25,908 sq. meters in the second quarter of 2012 and 19,212 sq. meters in the third quarter of 2011. The Company’s ASP in the third quarter of 2012 increased to RMB 6,359 compared to RMB 5,705 in the second quarter of 2012, and RMB 7,326 in the third quarter of 2011.

Gross profit for the three months ended September 30, 2012 was $5.6 million, representing a decrease of 31.5% from $8.1 million in the second quarter of 2012 and a 41.7% decrease from $9.5 million in the same period of 2011. Gross profit margin for the three months ended September 30, 2012 was 19.2%, which is below the 29.7% in the same period of 2011 and the 23.2% in the second quarter of 2012. The decrease in gross profit and gross profit margin was mainly due to an adjustment of total estimated project costs, which the Company recorded the accumulated impact of these adjustments in the third quarter of 2012.

SG&A expense was $3.7 million in the third quarter of 2012, compared to $4.0 million in the second quarter of 2012 and $2.9 million in the third quarter of 2011. SG&A expense as a percentage of total revenue was 12.9%, compared to 11.3% in the second quarter of 2012 and 9.1% in the third quarter of 2011. The year-over-year increase in SG&A expense was primarily due to increased employee salaries, which contributed to the higher administrative expenses.

Operating income in the third quarter of 2012 was $1.4 million, or 5.0% of total revenue, decreased from $3.1 million, or 8.7% of total revenue, in the second quarter of 2012, and decreased from $6.1 million, or 19.0% of total revenue in the third quarter of 2011. The year-over-year decrease was mainly due to the reduced gross margin during the three months ended September 30, 2012 in connection with change of estimates in our projects.

Net income attributable to China Housing in the third quarter of 2012 was $0.9 million, or $0.03 per diluted share. This performance compares to a net income of $1.9 million in the second quarter of 2012.

Sequential Quarterly Revenue Breakout Comparison

Project	Q3 2012						Q2 2012
	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)		($)	($)	(m2)	(RMB)
Projects Under Construction
Puhua Phase One	3,814,640	2,474,085	1,716	9,157	12,314	98.9%	12,043,477	6,029,952	4,980	7,666
Puhua Phase Two	15,421,851	9,544,391	10,476	5,785	150,630	74.1%	14,541,350	15,973,143	19,343	5,228
JunJing III	4,863,938	753,382	539	8,878	1,738	91.4%	4,313,484	2,285,239	1,857	7,790
Projects Completed
JunJing II Phase One	-	-	-	-	817	100%	-	-	-	-
JunJing I	-	-	-	-	4,825	100%	(828,763)	(828,763)	(272)	19,938
Additional Project	18,897	18,897	42	2,888	-		-	-	-	-

Other Income	4,798,239	-	-				4,945,971	-	-
Total	28,917,565	12,790,755	12,773	6,359	164,682	-	35,015,520	23,459,571	25,908	5,705
Q-o-Q Change	-17.4%	-45.5%	-50.7%	11.5%

Total debt outstanding as of September 30, 2012 was $198.3 million compared with $192.4 million on December 31, 2011. Net debt outstanding (total debt less cash and restricted cash) as of September 30, 2012 was $103.6 million compared with $64.7 million on December 31, 2011. The Company’s net debt as a percentage of total capital (net debt plus shareholders’ equity) was 43.3 percent on September 30, 2012 and 33.4 percent on December 31, 2011

	Q3 2012
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
Puhua Phase Three	177,193	Q4 2012
Ankang Project	243,152	Q4 2012
Park Plaza	141,822	Q1 2013
Golden Bay	252,540	Q2 2013
Puhua Phase Four	216,611	Q3 2013
Textile City	630,000	Q3 2013
Total projects in planning	1,661,318

2012 Fourth Quarter Outlook

Total recognized revenue for the 2012 fourth quarter is expected to reach $25.0 to $27.0 million, compared to $28.9 million in the 2012 third quarter and $47.9 million in the same period of 2011. The Company is reporting revenues, which are subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 8:00 am ET on November 14th, 2012. Listeners may access the call by dialing #1- 785-424-1826. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through November 21st, 2012, by dialing #1-858-384-5517; passcode: 11700.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang

Chief Financial Officer

Tel: +86-29-8258-2648 in Xi'an

Email: chuang@chldinc.com

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo

Investor Relations

+86 29.8258.2632 in Xi’an

Laurentluo@chldinc.com/ English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646. 308.1285

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Balance Sheets

As of September 30, 2012 and December 31, 2011

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$9,945,932	$22,014,953
Cash - restricted	84,810,432	105,720,400
Accounts receivable, net of allowance for doubtful accounts of $572,685 and $571,857, respectively	15,338,313	20,253,706
Other receivables, prepaid expenses and other assets, net	4,560,501	1,483,758
Real estate held for development or sale	227,267,782	163,482,316
Property and equipment, net	38,007,612	33,018,990
Advance to suppliers	2,500,544	889,965
Deposits on land use rights	42,375,958	65,286,137
Intangible assets, net	54,062,887	54,148,953
Goodwill	1,897,526	1,894,782
Deferred tax asset	-	308,248
Deferred financing costs	272,310	253,569
Total assets	$481,039,797	$468,755,777

LIABILITIES
Accounts payable	$44,364,975	$44,275,965
Advances from customers	51,804,582	57,541,251
Accrued expenses	11,973,368	8,380,041
Income and other taxes payable	16,885,902	14,386,133
Other payables	7,753,735	7,474,035
Loans from employees	19,911,533	14,887,431
Loans payable	142,332,730	148,402,690
Deferred tax liability	14,465,340	14,861,462
Warrants liability	-	4,162
Fair value of embedded derivatives	-	330,629
Convertible debt	9,893,765	9,165,591
Mandatorily redeemable non-controlling interests in Subsidiaries	26,183,964	19,935,482
Total liabilities	345,569,894	339,644,872

SHAREHOLDERS’EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares
Issued35,438,079 and 35,078,639, respectively	35,438	35,079
Additional paid in capital	49,870,733	48,961,658
Treasury stock at cost 351,480 shares and 337,800 shares, respectively	(434,240)	(420,098)
Statutory reserves	7,857,612	7,857,612
Retained earnings	55,585,254	50,555,460
Accumulated other comprehensive income	22,555,106	22,121,194
Total shareholders’ equity	135,469,903	129,110,905

Total liabilities and shareholders’ equity	$481,039,797	$468,755,777

 The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Income

For The Three and Nine Months Ended September 30, 2012 and 2011

(Unaudited)

	3 Months	3 Months	9 Months	9 Months
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
REVENUES
Real estate sales	$24,119,326	$26,711,856	$74,623,218	$61,941,929
Other income	4,798,239	5,387,137	12,811,638	12,966,952
Total revenues	28,917,565	32,098,993	87,434,856	74,908,881

COST OF SALES
Cost of real estate sales	19,231,940	18,829,374	56,580,709	46,618,588
Cost of other revenue	4,134,356	3,743,196	10,166,314	7,927,620
Total cost of revenues	23,366,296	22,572,570	66,747,023	54,546,208

Gross margin	5,551,269	9,526,423	20,687,833	20,362,673

OPERATING EXPENSES
Selling, general, and administrative expenses	3,717,423	2,913,008	10,697,177	9,667,449
Stock-based compensation	96,438	96,438	909,434	114,258
Other (income) expenses	(22,503)	54,267	42,385	444,745
Interest expense	63,764	148,739	394,712	1,111,347
Accretion expense on convertible debt	254,023	217,391	728,174	761,195
Total operating expenses	4,109,145	3,429,843	12,771,882	12,098,994

CHANGES IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	(109,344)	(60,705)	(330,628)	(1,522,937)
Change in fair value of warrants	(976)	58,937	(4,162)	(1,055,337)
Total changes in fair value of derivatives	(110,320)	(1,768)	(334,790)	(2,578,274)

Income before provision for income taxes	1,552,444	6,098,348	8,250,741	10,841,953

Provision for income taxes	975,645	1,758,024	3,317,157	3,529,614
Recovery of deferred income taxes	(310,834)	(62,542)	(96,210)	(134,510)

NET INCOME	$887,633	$4,402,866	$5,029,794	$7,446,849

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	35,086,599	35,071,915	34,911,173	34,683,383

Diluted	35,086,599	36,687,624	34,911,173	36,299,092

NET INCOME PER SHARE
Basic	0.03	0.13	0.14	0.21

Diluted	0.03	0.12	0.14	0.18

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

 Interim Condensed Consolidated Statements of Comprehensive Income

For The Three and Nine Months Ended September 30, 2012 and 2011

(Unaudited)

	3 Months	3 Months	9 Months	9 Months
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

NET INCOME	$887,633	$4,402,866	$5,029,794	$7,446,849

OTHER COMPREHENSIVE INCOME
Gain in foreign exchange	2,303,737	2,107,334	433,912	5,191,323

COMPREHENSIVE INCOME	$3,191,370	$6,510,200	$5,463,706	$12,638,172

The accompanying notes are an integral part of these interim condensed consolidated financial statements.